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     CAMBRIDGE, Mass., July 29 /PRNewswire/ -- ON Technology Corporation
(NASDAQ:ONTC) announced today that it is realigning its corporate strategy and organization to focus on the growth of its new enterprise client management software business.
     The key product in ON's new strategy is ON Command Comprehensive Client Manager (CCM). CCM lowers total cost of ownership on medium and large PC networks by giving administrators centralized control of the desktop operating systems, application software and desktop configuration. In Germany the product is in use on networks ranging from 60 to 60,000 users, including installations at Deutsche Telekom, BASF and Munich Reinsurance.
     To lead this new strategy ON has hired Herman DeLatte, formerly chief operating officer of Micrografx, to become president and chief executive officer effective Sept. 1. DeLatte, 42, brings with him experience from Micrografx, Ashton Tate and Control Data. He will replace Christopher Risley, who will continue on the board. In addition, the board elected William C. Hulley as its chairman. Hulley has served on the ON board since 1994 and is a founding partner of Adams Capital Management. "The client management market requires a very different business model from ON's traditional model," Risley said. "Mr. DeLatte and Mr. Hulley bring us significant expertise in the enterprise software arena."
     To provide resources for the Client Management effort, ON is exiting the anti-virus business and is focusing on better serving existing customers in its groupware, network management and security businesses. ON will de-emphasize investment in new customer acquisition for those businesses while it increases emphasis on acquiring new customers for Comprehensive Client Manager.
     "Reducing investment in trial development will allow us to focus our development and support efforts on the needs of existing customers, "Risley said. "In the next few months you'll see new releases of all our major products with features specifically for established customers." Along with the de-emphasis, ON is laying off approximately 100 employees and expects to take nonrecurring restructuring and inventory charges of $6.5-$7.5 million pre-tax in the third quarter. John Rizzi, vice president, worldwide sales, will leave the company and divide his remaining responsibilities across other sales executives.

SOURCE  ON Technology Corporation
     -0-                          7/29/97
     /CONTACT: John M. Bogdan, Chief Financial Officer of ON Technology, 617-692-3160/